Exhibit 2.1

TSX: MMM OTCQX: MGHCF FSE: MI5
April 20, 2017

NEWS RELEASE

MINCO GOLD SECURES TSX VENTURE EXCHANGE LISTING
EFFECTIVE MAY 1, 2017

Minco Gold Corporation (the "Company" or "Minco Gold") (TSX: MMM/OTCQX: MGHCF/FSE:MI5)  is pleased to announce that effective Monday, May 1, 2017, the Company’s common shares will become listed and commence trading on the TSX Venture Exchange (“TSXV”) under the symbol “MMM”, pursuant to a change of business from a mineral exploration company to an Investment Issuer  under the policies of the TSXV.

Pursuant to an application to voluntarily delist from the Toronto Stock Exchange, the Company’s common shares will be delisted from the Toronto Stock Exchange effective Friday, April 28, 2017.

About Minco Gold

Minco Gold Corporation (TSXV:MMM / OTCQX: MGHCF / FSE:MI5) is a Canadian company focused on identifying high-quality investment opportunities, primarily in publicly traded and privately held corporations as well as direct ownership stakes in resource projects. The Company owns 11 million shares of Minco Silver Corporation. For more information on Minco Gold, please visit the website at www.mincogold.com or contact Jennifer Trevitt at (604)-688-8002 or pr@mincogold.com

2772 – 1055 W. Georgia St., Vancouver, BC,  Canada  V6E 3R5
Tel: (604)688-8002     Fax: (604)688-8030     Toll Free: (888)288-8288
E-mail: pr@mincomining.ca     Website: www.mincogold.com